SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12

                        STEWARDSHIP FINANCIAL CORPORATION
            --------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

  -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:


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(2)   Aggregate number of securities to which transaction applies:


      --------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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(5)   Total fee paid:


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      |_| Fee paid previously with preliminary materials:

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:_____________________________________________

      (2)   Form, Schedule or Registration Statement No.:_______________________

      (3)   Filing Party:_______________________________________________________

      (4)   Date Filed:_________________________________________________________

================================================================================

                        Stewardship Financial Corporation
                                630 Godwin Avenue
                       Midland Park, New Jersey 07432-1405

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 10, 2005

To Our Shareholders:

      The Annual Meeting of Shareholders of Stewardship Financial Corporation (the "Corporation") will be held at the Christian Health Care Center, Wyckoff, New Jersey, (use Mountain Avenue entrance) on May 10, 2005, at 7:00 P.M. for the following purposes:

            1. To elect the four (4) directors named in the attached Proxy Statement for three year terms.

            2. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on March 21, 2005 are entitled to notice of, and to vote at, the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is requested that the enclosed proxy be executed and returned to our transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, in the envelope provided.

                                              By Order of the Board of Directors


                                              Robert J. Turner
                                              Corporate Secretary

April 5, 2005

                        Stewardship Financial Corporation
                                630 Godwin Avenue
                       Midland Park, New Jersey 07432-1405

                         ------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 10, 2005

                         ------------------------------

      This Proxy Statement is being furnished to shareholders of Stewardship Financial Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the Annual Meeting of Shareholders and at any adjournment of the meeting. You are cordially invited to attend the Annual Meeting that will be held at the Christian Health Care Center, Wyckoff, New Jersey, (use Mountain Avenue entrance) on Tuesday, May 10, 2005 at 7:00 P.M. The Annual Report to shareholders, including consolidated financial statements for the fiscal year ended December 31, 2004, and a proxy card accompany this Proxy Statement, which is first being mailed to shareholders on or about April 5, 2005.

Voting of Securities

      The securities which may be voted at the Annual Meeting consist of shares of common stock, no par value, of the Corporation ("Common Stock") with each share entitling its owner to one vote on each matter properly brought before the Annual Meeting.

      The close of business on March 21, 2005, has been fixed by the Board of Directors as the record date for the determination of shareholders of record entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding on the record date was 3,376,940 shares.

      Regardless of the number of shares of Common Stock you own, it is important that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope. Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the direction given therein. Where no instructions are indicated, signed proxy cards will be voted "FOR" the election of each of the nominees for director named in the Proxy Statement. Should any other matters be properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the meeting to another time, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Other than the matters set forth in the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that may be presented for consideration at the Annual Meeting.

      A proxy may be revoked at any time prior to its exercise by sending a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016. In addition, a proxy filed prior to the Annual Meeting may be revoked by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

Quorum

      The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Required Vote

      There is no cumulative voting in the election of directors. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees is withheld. Thus, a nominee for director may be elected even if the nominee receives votes from holders of less than a majority of shares represented at the meeting.

Cost of Proxy Solicitation

      The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Directors, officers and other employees of the Corporation may solicit proxies on behalf of the Corporation in person or by telephone, e-mail, facsimile or other electronic means. These directors, officers and employees will not receive additional compensation for such services. The Corporation will reimburse the reasonable expenses of brokerage firms and other custodians and nominees for sending proxy materials to, and obtaining proxies from, beneficial owners.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

      The Corporation's Certificate of Incorporation and its bylaws authorize a minimum of one and a maximum of twenty-five directors, but the exact number is fixed by resolution of the Board of Directors. The Board has fixed the current number of directors at ten. The Board has been divided into three classes. One class is elected each year to serve a term of three years. Directors elected at this Annual Meeting will be elected to serve for a term of three years through April, 2008, or until their successors are duly elected and qualified.

      Each nominee has indicated to the Corporation that he or she will serve if elected. The Corporation has no reason to believe that any of the nominees will be unable to stand for election. Unless authority to vote for any of the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors. If, for any reason, any of the nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board of Directors.

      The Board of Directors recommends that you vote FOR the election of the nominees named in this Proxy Statement.

Directors and Nominees for Director

      The following sets forth the names of our nominees for director and directors continuing to serve on our Board following the Annual Meeting; their ages; a brief description of their recent business experience, including present occupations; the year in which each became a director of the Corporation and our wholly-owned subsidiary, Atlantic Stewardship Bank (the "Bank"); and the names of any public companies for which they serve on the board of directors.

      Information With Respect to the Nominees With Terms Expiring in 2008

      William C. Hanse, age 70, has been a director of the Corporation since 1997. Mr. Hanse has been a director of the Bank since 1985. Since 1990, Mr. Hanse has been a partner of the law firm Hanse & Hanse.

      Margo Lane, age 54, has been a director of the Corporation since 1997. Ms. Lane has been a director of the Bank since 1994. Since 2004, Ms. Lane has been the sales and marketing coordinator of PBI-Dansensor America Inc., a company that sells and services equipment for industrial instrumentation and process control. From 1976 to 2002, Ms. Lane served as the corporate communications manager of Garden State Paper Company, LLC, a newsprint manufacturing company.

      Arie Leegwater, age 71, has been a director of the Corporation since 1997 and has been Chairman of the Board since 1997. Mr. Leegwater has been a director of the Bank since 1985 and has been Chairman of the Board of the Bank since 1994. Since 1988, Mr. Leegwater has been the owner of Arie Leegwater Associates LLC, a general contracting company. Since 2002, Arie Leegwater has been a partner in ARIEANJE LLC, a company engaged in owning and renting real estate. Since 1993, Mr. Leegwater has been an arbitrator with the American Arbitrator Association.

      John L. Steen, age 67, has been a director of the Corporation since 1997 and has been Vice Chairman of the Board since 1997. Mr. Steen has been a director of the Bank since 1985 and has been Vice Chairman of the Bank since 1994. Since 1972, Mr. Steen has been the president of Steen Sales, Inc., a textile company. Since 1972, Mr. Steen has been president of Dutch Valley Throwing Co., a textile company.

      Information With Respect to Directors for Terms Expiring in 2007

      Harold Dyer, age 77, has been a director of the Corporation since 1997. Mr. Dyer has been a director of the Bank since 1985. From 1957 to 1981, Mr. Dyer was president of White Laundry, Inc., a laundry service company. Mr. Dyer is currently retired.

      Abe Van Wingerden, age 68, has been a director of the Corporation and the Bank since 2001. Since 1985, Mr. Van Wingerden has been the president of Abe Van Wingerden Company, Inc. T/A Van Wingerden Farms, a retailer of garden equipment and supplies.

      Information With Respect to the Directors With Terms Expiring in 2006

      Robert J. Turner, age 65, has been a director of the Corporation since 1997. Mr. Turner has been a director of the Bank since 1985. From 1966 to 2002, Mr. Turner was the president of The Turner Group, an insurance brokerage company. Mr. Turner is currently retired.

      William J. Vander Eems, age 55, has been a director of the Corporation since 1997. Mr. Vander Eems has been a director of the Bank since 1991. Since 1973, Mr. Vander Eems has been the president of William Van Der Eems, Inc., a general contracting company.

      Paul Van Ostenbridge, age 52, has been a director of the Corporation since 1997 and has served as President and Chief Executive Officer of the Corporation since 1997. Mr. Van Ostenbridge has been a director of the Bank since 1985 and has served as its president and chief executive officer since 1985.

Committees of the Board of Directors

      During 2004, the Board of Directors had a standing Audit Committee, Nominating Committee, and Compensation Committee. The charters of the Audit Committee, Nominating Committee and Compensation Committee, as approved by the Board of Directors in February, 2004, can be found on our website at www.asbnow.com.

      Audit Committee

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Board has adopted a written charter setting out the functions of the Audit Committee. The audit functions of the Audit Committee are to: (i) monitor the integrity of the Corporation's financial reporting process and systems of internal controls; (ii) monitor the independence and performance of the Corporation's independent external audit and internal audit functions; (iii) provide avenues of communication among the independent auditor, management, internal auditors and the Board of Directors; and (iv) encourage the adherence to, and continuous improvement of, the Corporation's policies, procedures and practices at all levels. The Audit Committee also reviews and evaluates the recommendations of the independent certified public accountant, receives all reports of examination of the Corporation and the Bank by regulatory agencies, analyzes such regulatory reports, and informs the Board of the results of their analysis of the regulatory reports. In addition, the Audit Committee receives reports directly from the Corporation's internal auditors and recommends any action to be taken in connection therewith.

      In 2004, the Audit Committee consisted of directors Murphy (Chairman), Dyer, Steen and Turner. On January 20, 2005, Director Murphy resigned as a director of Stewardship Financial Corporation. On February 15, 2005 a new audit committee was formed with members Harold Dyer (Chairman), John Steen and Abe Van Wingerden.

      Nominating Committee

      The   Nominating   Committee   nominates   candidates   to  serve  on  the
Corporation's Board of Directors. In 2004, the Nominating Committee consisted of directors Steen (Chairman), Hanse Leegwater and Vander Eems.

      The Nominating Committee has adopted a procedure to consider recommendations for directorships submitted by shareholders holding at least 20% of our outstanding shares for a period of at least four years. Shareholders meeting these requirements, who wish the Nominating Committee to consider their recommendations for nominees for the position of director, should submit their recommendations in writing in care of Corporate Governance, Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432. Recommendations by shareholders meeting the share ownership requirements and that are made in accordance with these procedures will receive the same consideration given to nominees of the Nominating Committee.

      In its assessment of each potential candidate, the Nominating Committee will review the nominee's judgment, experience, independence, understanding of the Corporation's or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

      Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board of Directors, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee's charter, quality of experience, the needs of the Corporation and the range of talent and experience represented on the Board.

      Compensation Committee

      The Compensation Committee oversees the Corporation's and the Bank's compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans. In 2004, the Compensation Committee consisted of directors Turner (Chairman), Lane, Leegwater, and Van Wingerden.

Independence of Directors

      As of December 31, 2004, the Board of Directors determined that nine of its ten directors, including all members of the Audit, Nominating and Compensation Committees, are "independent" as defined in the listing standards of the NASDAQ Stock Market and SEC rules. Director Van Ostenbridge who serves as our President and Chief Executive Officer is not considered independent.

Board and Committee Meetings

      The Board of Directors of the Corporation held 12 meetings during 2004. The Audit Committee, Nominating Committee, and Compensation Committee met eight, four, and six times, respectively, during 2004. The Board of Directors holds regularly scheduled meetings each month and special meetings as circumstances require. All of the directors of the Corporation attended at least 75% of the total number of Board meetings held during 2004. In addition, each director who is a member of a committee of the Board of Directors attended at least 75% of the meetings for each committee of which he is a member. Each director of the Corporation is also a director of the Bank.

      The Corporation expects the Directors to attend the annual meeting. The Directors who attended the 2004 annual meeting were Dyer, Hanse, Lane, Leegwater, Turner, Vander Eems, Van Ostenbridge and Van Wingerden.

Communications with the Board of Directors

      Shareholders are invited to contact the Directors by writing to the Secretary of the Corporation, Robert J. Turner, at 630 Godwin Avenue, Midland Park, New Jersey 07432. These communications are not screened.

Compensation Committee Interlocks and Insider Participation

      During 2004, no executive officer of the Corporation (i) served as a member of the Compensation Committee of the Corporation of another entity, one of whose executive officers served on the Compensation Committee of the Corporation, (ii) served as a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) was a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Corporation.

Compensation of Directors

      Directors' Fees

      Directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, receive fees of $1,600 per Board meeting attended, with the exception of the chairman who receives $2,800 per meeting attended. Directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, also receive a fee of $300 per committee meeting attended.

      Stock Option Plan for Non-Employee Directors

      The Corporation maintains the Stewardship Financial Corporation 2001 Stock Option Plan for Non-Employee Directors (the "2001 Non-Employee Plan"). The maximum number of shares of Common Stock subject to stock options granted under the 2001 Non-Employee Plan is 109,395 as adjusted for stock dividends and splits. As of March 16 2005, 87,516 options to purchase shares of Common Stock have been granted under the 2001 Non-Employee Plan, of which 40,109 options have been exercised. The purchase price of the shares of Common Stock subject to options under the 2001 Non-Employee Plan is 100% of the fair market value on the date such option is granted. The plan expires on May 9, 2011.

                               EXECUTIVE OFFICERS

      Our executive officers are as follows:

         Name                Age                   Position
         ----                ---                   --------

Paul Van Ostenbridge         52       President and Chief Executive Officer
Julie E. Holland             45       Vice President and Treasurer
Timothy G. Madden            55       Vice President

      Officers are not appointed for fixed terms. Biographical information for our current officers who are not also directors follows.

      Julie E. Holland, age 45, has been vice president and treasurer of the Corporation since 1997. Ms. Holland joined the Bank in 1994 and has been vice president and treasurer of the Bank since 1997.

      Timothy G. Madden, age 55, has served as vice president of the Corporation since 2002. Mr. Madden joined the Bank in 2001 and has served as its vice president since 2001. From 1989 until 2001, Mr. Madden served as the vice president of private banking at Summit Bank. Mr. Madden has over 30 years experience in credit, sales and management in the commercial banking field.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth a summary of annual compensation for the last three fiscal years for the president and chief executive officer of the Corporation and any other executive officers whose individual remuneration exceeded $100,000.

                                                                            Long Term
                                                                          Compensation
                                         Annual Compensation                  Awards
                                   --------------------------------    ------------------

                                                                           Securities
       Name &                                                Bonus     Underlying Options      All Other
Principal Position                 Year      Salary ($)     ($)(1)            (#)           Compensation ($)
Paul Van Ostenbridge               2004       198,000        25,000               0             37,498(2)
President and Chief
Executive Officer                  2003       190,000        25,000           1,050             32,625

                                   2002       182,500        34,335               0             28,231

Timothy G .Madden                  2004       124,000        10,600               0             23,834(3)
Vice President and Senior
Commercial Loan Manager            2003       114,660        10,631             525             17,487

                                   2002       110,250        14,740               0              5,295

Julie E. Holland                   2004        89,000         8,100               0             14,874(4)
Vice President and
Treasurer                          2003        85,500         8,137             525             13,963

                                   2002        82,300        10,988               0             11,960

----------
      (1) Includes bonuses earned through the Executive Compensation Plan and accrued during 2004, 2003 and 2002, which were paid in the first quarter of the following calendar years.

      (2) The amounts disclosed for Mr. Van Ostenbridge for fiscal 2004 includes 401(k) matching contributions of $5,069, profit sharing plan contributions of $17,751, group term life insurance and long term disability payments of $1,300, medical and vision insurance contributions of $8,521 and the imputed value of a personal car allowance in the amount of $4,857.

      (3) The amounts disclosed for Mr. Madden for fiscal 2004 includes 401(k) matching contributions of $3,008, profit sharing contributions of $11,290, group term life insurance and long term disability payments of $1,015 and medical and vision insurance contributions of $8,521.

      (4) The amounts disclosed for Ms. Holland includes 401(k) matching contributions of $2,289, profit sharing contributions of $8,642, group term life insurance and long term disability payments of $781, and medical and vision insurance contributions of $3,162.

Stock Option Grants

Option Grants in Last Fiscal Year

      The Corporation did not grant any stock options during the fiscal year ended December 31, 2004.

Aggregated  Option  Exercises  in Last  Fiscal  Year and Fiscal  Year End Option
Values

      The following table sets forth information regarding the aggregated option exercises during the fiscal year ended December 31, 2004, and the value of unexercised options held as of December 31, 2004, by each executive officer named in the Summary Compensation Table. The potential value of unexercised in-the-money options is based on the closing per share sales price of the Corporation's Common Stock of $20.99 on December 31, 2004.

                           Shares
                          Acquired                    Number of Securities
                             on         Value        Underlying Unexercised            Value of Unexcercised
                          Exercise    Realized      Options at December 31,            In-the-Money Options
      Name                  (#)          ($)                2004 (#)                   December 31, 2004 ($)
----------------------------------------------  ------------------------------     ----------------------------
                                                 Exercisable     Unexercisable     Exercisable    Unexercisable
                                                 -----------     -------------     -----------    -------------
Paul Van Ostenbridge         0             0        31,879            1,648          $453,694        $ 10,187

Timothy G. Madden            0             0           110              441               214             857

Julie E. Holland             0             0         7,767              633           109,008        $  2,975

Employee Stock Option Plan. The Corporation maintains the Stewardship Financial Corporation 1995 Stock Option Plan (the "Employee Plan"). Under the Employee Plan, 142,469 shares of Common Stock have been reserved for issuance. As of March 16, 2005, 72,902 options to purchase shares of Common Stock have been granted under the Employee Plan. Employees of the Corporation, the Bank, and any subsidiaries which the Corporation may incorporate or acquire are eligible to participate in the Employee Plan. The Compensation Committee manages the Employee Plan and selects participants from the eligible employees. No options granted under the Employee Plan may be exercised more than 10 years after the date of its grant. The purchase price for shares of Common Stock subject to options under the Plan may not be less than 100% of the fair market value on the date such options are granted.

Employee Stock Purchase Plan. The Corporation maintains the Stewardship Financial Corporation 1995 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, 158,298 shares of Common Stock have been reserved for issuance. As of March 16, 2005,

20,512 shares of Common Stock have been purchased under the Purchase Plan. Shares acquired under the Purchase Plan may be obtained, at the discretion of the Corporation, from the authorized but unissued shares of Common Stock, treasury stock or from the open market. Employees of the Corporation, the Bank and any subsidiaries which the Corporation may incorporate or acquire, who work at least 20 hours per week, are eligible to participate in the Purchase Plan. Shares are purchased for participants through payroll deductions in a maximum amount of 10% of a participant's total compensation per pay period. Eligible employees must notify the Bank of their participation in the Purchase Plan and the amount of payroll deductions that will be applied to purchase shares for them. The funds contributed by each participant are used to purchase shares of Common Stock at 95% of the fair market value.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Bank maintains a Compensation Committee, which oversees executive compensation issues. The compensation payable to the Bank's executive officers is determined by the Board of Directors of the Bank upon recommendation of the Compensation Committee.

      Executive Compensation Policy. The Bank's policy is to compensate its executives fairly and adequately for the responsibility assumed by them for the success and direction of the Bank, the effort expended in discharging that responsibility and the results achieved directly or indirectly from each executive's performance. "Fair and adequate compensation" is established after careful review of: (i) the Bank's earnings; (ii) the Bank's performance as compared to other companies of similar size and market area; and (iii) a comparison of what the market demands for compensation of similarly situated and experienced executives.

      Total compensation takes into consideration a mix of base salary, bonus, perquisites and stock options. The particular mix is established in order to competitively attract competent professionals, retain those professionals and reward extraordinary achievement. The Board of Directors also considers net income for the year and earnings per share of the Corporation and the Bank before finalizing officer compensation increases for the coming year.

      Based upon its current levels of compensation, the Bank is not affected by the provisions of the Internal Revenue Code that limit the deductibility to a corporation of compensation in excess of $1,000,000 paid to certain executive officers. Thus, the Bank has no policy regarding that subject.

      Base Salary. The Board of Directors of the Bank bears the responsibility for establishing base salary. Salary is minimum compensation for any particular position and is not tied to any performance formula or standard. However, that is not to say that poor performance will not result in termination. Acceptable performance is expected of all executive officers as a minimum standard. To establish salary, the following criteria are used: (i) position description;
(ii) director responsibility assumed; (iii) comparative studies of peer group compensation (special weight is given to local factors as opposed to national averages); (iv) earnings performance of the Bank resulting in availability of funds; and (v) competitive level of salary to be maintained to attract and retain qualified and experienced executives.

      Stock Options. Recommendations for stock option awards are made by the Compensation Committee, which then makes recommendations to the entire Board of Directors for final action. The Compensation Committee meets to evaluate meritorious performance of all officers and employees for consideration to receive stock options.

      The Compensation Committee makes awards based upon the following criteria:
(i) position of the officer or employee in the Bank; (ii) the benefit that the Bank has derived as a result of the efforts of the award candidate under consideration; and (iii) the Bank's desire to encourage long term employment of the award candidate.

      Perquisites, such as Corporation and Bank automobiles and their related expenses and auxiliary insurance benefits, which the Board of Directors of the Bank may approve from time to time, are determined and awarded pursuant to evaluation under the same criteria used to establish base salary.

      Compensation of CEO. Paul Van Ostenbridge is president and chief executive officer of the Corporation and the Bank. Mr. Van Ostenbridge has held his respective positions at the Corporation and the Bank since the inception of both companies. The Corporation and the Bank have continued to make progress toward their goals during Mr. Van Ostenbridge's tenure as president and chief executive officer. In 2004, Mr. Van Ostenbridge's total annual salary compensation increased 4.2% above his total annual salary compensation in 2003. The Board of Directors determined that this increase represents fair compensation in view of Mr. Van Ostenbridge's level of personal performance in 2004, the results achieved by the Corporation and the Bank, and the compensation levels of other executives in the banking industry.

                                                Submitted by:

                                                Compensation Committee
                                                Robert J. Turner, Chairperson
                                                Margo Lane
                                                Arie Leegwater
                                                Abe Van Wingerden

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to the Corporation's and the Bank's directors and executive officers and to corporations, organizations or other entities for which they serve as officers or directors, or in which they have beneficial ownership interests of 10 percent or more. These loans have all been made in the ordinary course of banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

      The following table sets forth information concerning the beneficial ownership of the Corporation's Common Stock as of March 16, 2005, by (i) each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Corporation, (iii) each executive officer of the Corporation named in the Summary Compensation Table and (iv) all directors and executive officers of the Corporation as a group. Other than as set forth in this table, the Corporation is not aware of any individual or group, which holds in excess of 5% of the outstanding Common Stock.

The percentage of beneficial ownership is based on 3,376,940 shares of Common Stock outstanding as of March 16, 2005.

                                                         Number of Shares                Percent
           Name of Beneficial Owner (1)               Beneficially Owned (2)            of Class
           ----------------------------               ----------------------            --------
William Almroth(3)                                            174,241                     5.16%

Harold Dyer(4)                                                 36,313                     1.07%

William C. Hanse(5)                                            81,803                     2.42%

Margo Lane(6)                                                  30,907                         *

Arie Leegwater(7)                                              43,056                     1.27%

John L. Steen (8)                                              75,622                     2.24%

Robert J. Turner(9)                                            88,028                     2.60%

William J. Vander Eems(10)                                    134,778                     3.99%

Paul Van Ostenbridge(11)                                       49,158                     1.44%

Abe Van Wingerden(12)                                         145,083                     4.29%

Julie E. Holland(13)                                           11,101                         *

Timothy G. Madden(14)                                           2,987                         *
                                                              -------                    ------
5%  Shareholders, Directors and Executive Officers
of the Corporation and Bank as a group
(12 persons)                                                  873,077                    25.34%

----------

      * Indicates less than 1% of the outstanding shares of the Corporation's Common Stock.

      (1) Unless  noted,  the  address of each  shareholder  is c/o  Stewardship
      Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432-1405.

      (2) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. They also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Corporation's Dividend Reinvestment Plan.

      (3) Includes 98,848 shares held by Mr. Almroth's spouse in her own name. Mr. Almroth's address is 210 Totowa Road, Wayne, New Jersey, 07470.

      (4) Includes 3,647 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005.

      (5) Includes 24,789 shares held jointly by Mr. Hanse and his spouse; 7,127 shares held by Mr. Hanse's spouse in her own name; and 1,824 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005. Mr. Hanse disclaims beneficial ownership of the common stock held by his spouse.

      (6) Includes 7,624 shares held jointly by Mrs. Lane and her spouse; 522 shares held by Mrs. Lane's spouse as custodian for their children; and 7,293 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005. Mrs. Lane disclaims beneficial ownership of the common stock held by her spouse.

      (7) Includes 10,708 shares held jointly by Mr. Leegwater and his spouse; 14,958 shares held by trusts of which Mr. Leegwater is the trustee; and 1,823 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005. Mr. Leegwater disclaims beneficial ownership of the common stock owned by his spouse.

      (8) Includes 1,823 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005.

      (9) Includes 17,043 shares held jointly by Mr. Turner and his spouse; 2,211 shares held by Mr. Turner's spouse in her own name; and 7,293 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005. Mr. Turner disclaims beneficial ownership of the common stock held by his spouse.

      (10) Includes 31,269 shares held by Mr. Vander Eems' spouse in her own name; 6,018 shares held by Mr. Vander Eems as custodian for his child; and 1,823 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005. Mr. Vander Eems disclaims beneficial ownership of the common stock held by his spouse.

      (11) Includes 1,008 shares held by Mr. Van Ostenbridge's immediate family members and 32,645 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005.

      (12) Includes 119,087 shares held by Mr. Van Wingerden and his spouse. Includes 1,823 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005. Mr. Van Wingerden disclaims beneficial ownership of the common stock held by his spouse.

      (13) Includes 7,959 shares issuable upon exercise of stock options exercisable within 60 days of March 16, 2005.

      (14)  Includes  110  shares   issuable  upon  exercise  of  stock  options
      exercisable within 60 days of March 16, 2005.

                          REPORT OF THE AUDIT COMMITTEE

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Corporation's financial reporting process. We meet with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee. We also meet with management periodically to consider the adequacy of the Corporation's internal controls and the objectivity of its financial reporting. We discuss these matters with the independent auditors, internal auditors and appropriate financial personnel of the Corporation.

      The directors who serve on the committee are all "independent" for the purposes of Rule 4200(a)(15) of the NASDAQ's listing standards. That is, the Board of Directors has determined that none of us has a relationship with the Corporation and the Bank that may interfere with our independence from the Corporation and its management.

      Management has primary responsibility for the Corporation's financial statements and the overall reporting process, including the Corporation's system of internal controls. The independent auditors audit the financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations, and cash flows of the Corporation in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

      This year, we reviewed the Corporation's audited financial statements and met with both management and KPMG LLP, the Corporation's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

      We have received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Boards No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Corporation. We also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Based on these reviews and discussions, we recommended to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                                            Submitted by:

                                            Audit Committee

                                            Harold Dyer, Chairman
                                            John L. Steen
                                            Abe Van Wingerden

                              INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors of the Corporation and the Bank has recommended the retention of KPMG LLP to act as independent public accountants for the Corporation and the Bank for the fiscal year ending 2005. KPMG LLP has acted as the Corporation's and the Bank's independent public accountants for the fiscal years ended December 31, 1996 through 2004.

      KPMG  LLP  has   advised  the   Corporation   that  one  or  more  of  its
representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Fees Billed by KPMG During Fiscal Year 2004 and Fiscal Year 2003

      Audit Fees

      The aggregate fees billed for professional services by KPMG LLP in connection with the audit of the financial statements for the fiscal year ended 2004, and the reviews of the financial statements for each of the first three fiscal quarters in 2004, were approximately $65,000. The aggregate fees billed for professional services by KPMG LLP in connection with the audit of the financial statements for the fiscal year ended 2003, and the reviews of the financial statements for each of the first three fiscal quarters in 2003, were approximately $61,000.

      Audit-Related Fees

      There were no fees billed for audit-related fees by KPMG LLP for the fiscal years ended 2004 and 2003, respectively.

      Tax Fees

      KPMG LLP billed the Corporation $21,500 and $20,500 for the fiscal years ended 2004 and 2003, respectively, for tax compliance services.

      All Other Fees

      There were no other fees billed by KPMG LLP for the fiscal years ended 2004 and 2003, respectively.

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

Pre-Approval of Audit and Permissible Non-Audit Services

      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. All audit and permissible non-audit services provided by KPMG LLP to the Corporation for the fiscal years ended 2004 and 2003 were approved by the Audit Committee.

                                PERFORMANCE GRAPH

      The Performance Line Graph presents the total return to the Corporation's shareholders for the period December 31, 1999 through December 31, 2004. The Corporation's Common Stock is compared to the NASDAQ Composite Index and a peer group consisting of ten banks located in the Mid-Atlantic region with total asset size similar to that of the Corporation. The peer group consists of 1st Constitution Bancorp, Boardwalk Bank, Central Jersey Bancorp, Codorus Valley Bancorp, Inc., Community Bank of Bergen County, First Morris Bank & Trust, Juniata Valley Financial Corp., Sterling Bank, Sussex Bancorp and Unity Bancorp, Inc. The information in this graph is not necessarily indicative of the Corporation's future performance.

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                        Nasdaq
                      Composite
       SSFN             Index      Peer Index   FWFC     MBP      CVLY    PFIS     SRCK     EGBN     CBNJ     CRRB    JFBC    UNNF
12/31/97  100.00        100.00       100.00   100.00    100.00  100.00   100.00   100.00   100.00   100.00  100.00  100.00   100.00
12/31/98  130.49        140.10       120.97   176.92     83.45   87.79   155.07   222.35    73.21   115.52   96.55  113.14    85.72
12/31/99  144.83        260.51       112.59   185.77     87.82   91.80   173.25   107.97    75.00   105.66   91.04  126.53    81.08
12/31/00  141.48        158.57        96.54   160.19     62.01   88.65   148.69    64.26    74.78   105.35   73.38  123.88    64.23
12/31/01  162.52        125.59       114.10   166.79     78.55   82.49   174.46    80.64   126.87   126.09   83.66  145.50    75.90
12/31/02  169.25         86.40       153.94   183.47     98.40   99.98   199.60    77.36   170.75   224.98   93.77  298.04    93.05

                         Nasdaq
                       Composite
       SSFN              Index     Peer Index   FCCY     CBNJ     FWFC    SBB      SVBF     UNTY     STNJ     EGBN    JUVF    MBP
12/31/98  100.00        100.00       100.00   100.00    100.00  100.00   100.00   100.00   100.00   100.00  100.00  100.00   100.00
12/31/99  110.99        185.95        93.30   127.75     91.47  105.00    83.20    87.91    56.64    82.50  102.44   90.81   105.24
12/31/00  108.42        113.19        79.36    88.75     91.20   90.54   104.49    88.46    18.88    61.03  102.13   73.83    74.31
12/31/01  124.54         89.64       107.98   178.27    109.15   94.27   106.43   107.79    61.36    61.19  173.29   93.95    94.13
12/31/02  129.70         61.67       143.34   254.41    194.76  103.70   109.02   183.17    77.78    60.78  233.22   98.63   117.92
12/31/03  240.43         92.90       184.20   290.44    257.87  169.78   176.46   190.55   113.59    82.48  301.68  119.71   139.47

                        Nasdaq
                      Composite
       SSFN              Index     Peer Index   FCCY     FMJE     SBB     UNTY     BORD     STNJ     CJBK     CMTB    JUVF    CVLY
12/31/99  100.00        100.00       100.00   100.00    100.00  100.00   100.00   100.00   100.00   100.00  100.00  100.00   100.00
12/31/00   97.69         60.87        81.68    69.47     76.95  125.59    33.33    80.88    73.98    97.78   80.99   81.30    96.57
12/31/01  112.21         48.21       109.59   139.55    107.49  127.92   108.33    90.00    74.17   138.91  116.16  103.46    89.86
12/31/02  116.86         33.17       127.41   199.14    122.22  131.04   137.33   115.88    73.67   170.29  106.97  108.62   108.91
12/31/03  223.42         49.96       180.53   227.35    162.58  212.09   200.57   165.37    99.98   314.21  130.87  131.83   160.45
12/31/04  222.02         54.51       230.86   271.69    267.06  217.12   238.52   225.88   115.01   496.66  148.85  168.66   159.10

Peers = FCCY, FMJE, SBB, UNTY, BORD, STNJ, CJBK, CMTB, JUVF, CVLY = 8 NJ-based commercial banks close in asset size for which historical stock price data was available for the relevant time period and 2 PA-based commercial banks (JUVF, CVLY) close in asset size with comparable operating performance in terms of return on average equity and return on average assets.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Section  16(a)  of the  Securities  Exchange  Act  of  1934  requires  the
Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2004, all filing requirements applicable to its officers, directors and greater than 10% shareholders were timely met.

                           ANNUAL REPORT ON FORM 10-K

      The Corporation will furnish without charge its annual report on Form 10-K upon receipt of your written request therefore. Requests should be sent to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

                              SHAREHOLDER PROPOSALS

Shareholders who wish to present proposals to be included in the Corporation's 2006 proxy materials must submit such proposals to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432 by December 6, 2005. For any proposal that is not submitted for inclusion in next year's proxy materials, but is instead sought to be presented directly at the 2006 Annual Meeting, SEC rules permit the Corporation to exercise discretionary voting authority to the extent conferred by proxy if the Corporation: (1) receives notice of the proposal before February 19, 2006 and advises shareholders in the 2006 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) does not receive notice of the proposal before February 19, 2006. Notices of intention to present proposals at the 2006 Annual Meeting should be submitted to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

                                  OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting; however, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

                                                                           PROXY

                        STEWARDSHIP FINANCIAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 2005

      The undersigned hereby appoints Janyce Bandstra, Alan Stiles and Howard Yeaton , and each of them, with full power of substitution, as proxies for the undersigned to attend the annual meeting of shareholders of Stewardship Financial Corporation (the "Corporation"), to be held at the Christian Health Care Center, Mountain Avenue entrance, Wyckoff, New Jersey 07481, on May 10, 2005, at 7:00 p.m., or any adjournment thereof, and to vote the number of shares of Common Stock of the Corporation that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.    To elect the following nominees for election as directors:

                   William C. Hanse
                   Margo Lane
                   Arie Leegwater
                   John L. Steen

               |_| FOR ALL NOMINEES

               |_| WITHHOLD AUTHORITY

               (To withhold authority to vote for an individual nominee, write the nominee's name on the line provided below)


               __________________________

      The Proxies will vote as specified herein or, if a choice is not specified, they will vote "FOR" the proposal set forth above. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

      This Proxy is solicited by the Board of Directors of the Corporation.

      When shares are held by two or more persons as joint tenants, both or all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED:  ________________                         _______________________________
                                                 _______________________________
                                                 _______________________________
                                                 _______________________________
                                                 Signature